Exhibit 99.1

FOR IMMEDIATE RELEASE October 22, 2008

StanCorp Financial Group, Inc. Reports Third Quarter 2008 Earnings

PORTLAND, Ore. — October 22, 2008 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income for the third quarter of 2008 of $0.82 per diluted share, compared to $1.29 per diluted share for the third quarter of 2007. Net income for the same periods was $40.2 million and $66.6 million, respectively. After-tax net capital losses were $31.6 million for the third quarter of 2008, compared to after-tax net capital losses of $0.2 million for the third quarter of 2007.

Net income excluding after-tax net capital gains and losses increased 13.2% to $1.46 per diluted share for the third quarter of 2008, compared to $1.29 per diluted share for the third quarter of 2007 (see discussion of non-GAAP financial measures below). The increase reflected comparatively favorable claims experience for the group insurance businesses. In addition, diluted weighted-average shares were 49.3 million in the third quarter of 2008, compared to 51.8 million for the third quarter of 2007.

“Recent uncertainties in the financial markets and the need by some of our larger competitors to raise additional capital have caused concerns about the financial strength of insurance companies,” said Eric E. Parsons, chairman and chief executive officer. “We continue to maintain a strong balance sheet with a diversified portfolio of high quality fixed maturity securities and solid fixed-rate commercial mortgage loans that will perform well during difficult economic times. It is in times like these that StanCorp’s conservative approach to financial management and our industry-leading expertise and discipline in pricing, underwriting and claims management become most apparent.”

Year-to-Date

Net income for the first nine months of 2008 was $2.81 per diluted share, compared to net income of $3.14 per diluted share for the first nine months of 2007. Net income for these same periods was $138.9 million and $167.0 million, respectively. After-tax net capital losses for the first nine months of 2008 were $48.4 million, compared to after-tax net capital gains of $0.8 million for the first nine months of 2007.

Net income excluding after-tax net capital gains and losses for the first nine months of 2008 was $3.80 per diluted share, compared to $3.13 per diluted share for the first nine months of 2007. The increase was primarily due to comparatively favorable claims experience in the group insurance businesses. Between the same comparative periods, premium growth for the Insurance Services segment was 4.4%, and revenue growth for the Asset Management segment was 10.5%. In addition, diluted weighted-average shares were 49.3 million for the first nine months of 2008 compared to 53.2 million for the first nine months of 2007.

Guidance

The Company provides annual guidance. For 2008, the Company previously reported it expected:

•	Its long-term target for return on average equity of 14% to 15% will be met or exceeded,
•	Its long-term target growth for earnings per diluted share, excluding after-tax net capital gains and losses, in the range of 12% to 15% will be achieved, and
•	Its premium growth will be at or below the low end of its previously stated 2008 range of 6% to 8%.

The Company’s group insurance benefit ratio guidance was 77.5% to 79.5%. However, the Company has reported that actual experience over the past four years indicates the benefit ratio for 2008 could be at or below the lower end of the range. Claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time.

The Company expects positive net cash flows in its asset management businesses but is not providing specific short-term guidance with regard to overall asset growth due to the current volatility in the equity markets.

The Company’s actual results for 2008 could differ from the ranges described above due to many factors. For more information about factors that may change the Company’s 2008 financial results, see Forward-Looking Information.

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $103.4 million for the third quarter of 2008, compared to $93.3 million for the third quarter of 2007. Results for the third quarter of 2008 were affected by comparatively favorable claims experience in the group insurance businesses.

Premiums for the Insurance Services segment were $522.1 million for the third quarter of 2008, compared to $520.6 million for the third quarter of 2007.

Sales for group insurance products, reported as annualized new premiums, were $34.2 million for the third quarter of 2008, compared to $124.9 million for the third quarter of 2007. Sales in the third quarter of 2007 included more than $65 million in annualized premiums from three unusually large cases.

The benefit ratio for group insurance products for the third quarter of 2008 was 71.1%, compared to 75.5% for the third quarter of 2007.

The discount rate used in the third quarter of 2008 for newly-established long term disability claim reserves was 5.25%, unchanged from the second quarter of 2008. The discount rate used in the third quarter of 2007 was 5.50%.

For the individual disability business, the benefit ratio was 78.1% for the third quarter of 2008, which was higher than the 67.4% for the third quarter of 2007. The higher benefit ratio primarily resulted from comparatively higher claims incidence in the individual disability business. Because of the relatively small size of the individual disability insurance block of business, the benefit ratio for this business will fluctuate more than the benefit ratio for the group businesses.

Asset Management

The Asset Management segment reported income before income taxes of $10.8 million for the third quarter of 2008, compared to $11.1 million for the third quarter of 2007, primarily reflecting the impact of declining equity markets on asset-based revenues and amortization of deferred acquisition costs (“DAC”) in its retirement plans business. In addition, expense levels for the segment continued to be higher due to integration and infrastructure work in the retirement plans business.

Assets under administration for the Asset Management segment, which includes retirement plans, individual annuities and outside managed commercial mortgage loans, decreased 3.3% to $21.70 billion at September 30, 2008 compared to September 30, 2007, reflecting declines in market values of equity assets under administration, partially offset by growth in customer deposits, net of withdrawals.

A thorough analysis of the market’s impact on DAC has been completed, and there is no material impact on this quarter’s results due to unlocking.

StanCorp Mortgage Investors originated $346.7 million and $328.7 million of commercial mortgage loans for the third quarters of 2008 and 2007, respectively. Mortgage loans managed for other investors were $2.43 billion at September 30, 2008, a 38.7% increase compared to September 30, 2007.

Other

The Other category includes net capital gains and losses, return on capital not allocated to the product segments, holding company expenses, interest on debt and adjustments made in consolidation. The Other category reported a loss before income taxes of $55.9 million for the third quarter of 2008, compared to a loss before income taxes of $6.3 million for the third quarter of 2007. The loss before income taxes for the third quarter of 2008 included net capital losses of $48.8 million, compared to net capital losses of $0.4 million for the third quarter of 2007. The losses were primarily related to other-than-temporary impairments of fixed maturity securities in the financial services sector and included previously reported holdings of Lehman Brothers, AIG and Washington Mutual, as well as losses related to sales of fixed maturity securities of several regional banks to reduce exposure to financial institutions.

Fixed Maturity Securities and Commercial Mortgage Loans

At September 30, 2008, the Company’s investment portfolio consisted of approximately 56% fixed maturity securities, 43% commercial mortgage loans and 1% in real estate. The overall rating of the fixed maturity securities portfolio was A (Standard & Poor’s) at September 30, 2008.

At September 30, 2008, commercial mortgage loans in the Company’s investment portfolio totaled $4.02 billion on approximately 5,260 commercial mortgage loans. The average loan-to-value ratio for the overall portfolio was 57.9%, and the Company’s average exposure was approximately $0.8 million per loan. The Company has the contractual ability to pursue personal recourse on most of the loans. Mortgage loans more than 60 days delinquent were 0.16% of the portfolio balance at September 30, 2008, which was up slightly from 0.13% at June 30, 2008. Commercial mortgage loan prepayment fees were $1.1 million for the third quarter of 2008, compared to $2.3 million for the third quarter of 2007. The Company does not have direct exposure to sub prime or alt-A mortgages in its investment portfolio. There were no material losses in our mortgage loan portfolio during the third quarter of 2008.

Capital and Book Value

The Company reported that it is well capitalized and that its excess capital at September 30, 2008 was approximately $170 million, consisting of cash at the holding company and capital in excess of the Company’s target risk-based capital ratio of 300%. The Company does not anticipate a need to raise capital for non-strategic reasons in the foreseeable future.

The Company’s book value per share excluding accumulated other comprehensive loss (“AOCL”) grew from $28.55 at September 30, 2007 to $31.55 at September 30, 2008. The Company’s book value per share including AOCL grew from $28.03 at September 30, 2007 to $29.03 at September 30, 2008. The net increase in AOCL during the quarter was $81.8 million, resulting primarily from changes in interest rates and spreads on fixed maturity securities.

Share Repurchases

During the third quarter of 2008, the Company repurchased 0.2 million shares at a total cost of $8.4 million, a volume weighted-average price of $47.40 per common share. At September 30, 2008, the Company had 0.9 million shares remaining under its repurchase program, which expires December 31, 2008.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and accumulated other comprehensive income (loss) are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on equity.

Measuring return on average equity without accumulated other comprehensive income (loss) excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring return on average equity without accumulated other comprehensive income (loss) is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in accumulated other comprehensive income (loss) are ultimately realized. Furthermore, for the purpose of calculating this ratio, management believes exclusion of other comprehensive income (loss) provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate, StanCorp Equities and StanCorp Trust Company — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.4 million customers nationwide as of September 30, 2008, with group and individual disability insurance, group life, AD&D and dental insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call to review StanCorp’s third quarter 2008 results on October 23, 2008, at noon Eastern time (9:00 a.m. Pacific time). To listen to the live webcast of this conference call, logon to www.stancorpfinancial.com/investors. Windows Media Player™ will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through December 12, 2008.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (800) 642-1687 or (706) 645-9291 and entering conference identification number 64979685. The replay will be available through October 31, 2008.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy, growth prospects and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. Given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements:

•	Growth of sales, premiums and annuity deposits, cash flows, gross profits and profitability.
•	Availability of capital required to support business growth and the effective utilization of excess capital.
•	Changes in Company liquidity needs and the liquidity of assets in our portfolio.
•	Integration and performance of business acquired through reinsurance or acquisition.
•	Financial strength and credit ratings.
•	Changes in the regulatory environment at the state or federal level or changes in U.S. GAAP accounting principles, practices or policies.
•	Findings in litigation or other legal proceedings.
•	Receipt of dividends from, or contributions to, our subsidiaries.
•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size.
•	Adequacy of asset/liability management.
•	Events of terrorism, natural disasters or other catastrophic events.
•	Changes in federal or state income taxes.
•	Growth in assets under administration including performance of equity investments in the separate account.
•	Benefit ratios, including changes in claims incidence, severity and recovery.
•	Levels of persistency.
•	Adequacy of reserves established for future policy benefits.
•	The effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees.
•	The impact of rising benefit costs on employer budgets for employee benefits.
•	Levels of employment and wage growth.
•	Competition from other insurers and financial services companies, including the ability to competitively price our products.
•	Concentration of risk that is especially inherent in group life products.
•	Ability of reinsurers to meet their obligations.
•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.
•	Losses from a disease pandemic.
•	Achievement of anticipated levels of operating expenses.
•	Credit quality of the holdings in our investment portfolios.
•	Adequacy of diversification of risk within our fixed maturity securities portfolio by industries, issuers and maturities.
•	The condition of the economy and expectations for interest rate changes.
•	The effect of changing levels of commercial mortgage loan prepayment fees on cash flows.
•	Experience in delinquency rates or loss experience in our commercial mortgage loan portfolio.
•	Concentration of commercial mortgage loan assets collateralized in California.
•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jhallin@standard.com

General Media

Justin Delaney

(971) 321-8541

E-mail: jdelaney@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(Amounts in millions - except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	Unaudited		Unaudited
Revenues:
Premiums:
Insurance Services	$522.1	$520.6	$1,590.4	$1,523.3
Asset Management	6.6	1.6	21.8	9.0

Total premiums	528.7	522.2	1,612.2	1,532.3

Administrative fees:
Insurance Services	2.2	2.3	6.9	6.2
Asset Management	30.9	31.0	91.4	87.8
Other	(3.3)	(3.1)	(9.7)	(8.9)

Total administrative fees	29.8	30.2	88.6	85.1

Net investment income:
Insurance Services	84.0	82.0	252.2	243.1
Asset Management	47.4	43.3	135.4	128.2
Other	5.4	6.0	14.6	14.0

Total net investment income	136.8	131.3	402.2	385.3
Net capital gains (losses)	(48.8)	(0.4)	(74.8)	1.2

Total revenues	646.5	683.3	2,028.2	2,003.9

Benefits and expenses:
Benefits to policyholders	379.6	389.4	1,200.5	1,181.3
Interest credited	28.9	28.8	77.9	82.4
Operating expenses	115.9	106.7	348.6	318.7
Commissions and bonuses	51.0	49.5	163.1	145.9
Premium taxes	9.7	8.8	28.1	27.0
Interest expense	9.8	10.1	29.4	20.9
Net increase in deferred acquisition costs, value of business acquired and intangibles	(6.7)	(8.1)	(24.3)	(23.2)

Total benefits and expenses	588.2	585.2	1,823.3	1,753.0

Income (loss) before income taxes:
Insurance Services	103.4	93.3	271.6	232.8
Asset Management	10.8	11.1	31.7	33.7
Other	(55.9)	(6.3)	(98.4)	(15.6)

Total income before income taxes	58.3	98.1	204.9	250.9
Income taxes	18.1	31.5	66.0	83.9

Net income	40.2	66.6	138.9	167.0

Other comprehensive (income) loss, net of tax:
Unrealized gains or losses on securities available-for sale:
Unrealized capital gains (losses) on securities available-for-sale, net	(113.8)	30.5	(186.2)	(15.7)
Reclassification adjustment for net capital (gains) losses included in net income, net	31.7	0.2	45.4	(1.6)
Employee benefit plans:
Prior service cost arising during the period, net	—	—	—	(1.4)
Reclassification adjustment for amortization to net periodic pension cost, net	0.3	0.3	0.7	0.8

Total	(81.8)	31.0	(140.1)	(17.9)

Comprehensive income (loss)	$(41.6)	$97.6	$(1.2)	$149.1

Net income per common share:
Basic	$0.82	$1.30	$2.84	$3.17
Diluted	0.82	1.29	2.81	3.14

Weighted-average common shares outstanding:
Basic	48,886,729	51,305,372	48,928,911	52,635,481
Diluted	49,267,415	51,785,108	49,346,831	53,150,975

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	September 30, 2008	December 31, 2007
	Unaudited
Assets:
Investments:
Fixed maturity securities (available-for-sale)	$5,196.1	$4,997.1
Short-term investments	1.5	4.5
Commercial mortgage loans, net	4,017.1	3,657.7
Real estate, net	73.3	71.8
Policy loans	3.6	3.9

Total investments	9,291.6	8,735.0
Cash and cash equivalents	99.6	205.8
Premiums and other receivables	106.3	106.8
Accrued investment income	108.7	93.1
Amounts recoverable from reinsurers	938.6	929.6
Deferred acquisition costs, value of business acquired, intangibles and goodwill, net	351.9	324.8
Property and equipment, net	134.6	126.9
Deferred tax assets, net	71.9	—
Other assets	47.1	74.5
Separate account assets	3,713.5	4,386.4

Total assets	$14,863.8	$14,982.9

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$5,248.6	$5,158.7
Other policyholder funds	3,654.3	3,153.8
Deferred tax liabilities	—	15.6
Short-term debt	4.5	4.0
Long-term debt	561.7	562.6
Other liabilities	261.1	272.8
Separate account liabilities	3,713.5	4,386.4

Total liabilities	13,443.7	13,553.9

Contingencies and commitments

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized;
48,924,444 and 49,155,131 shares issued at September 30, 2008 and December 31, 2007, respectively	259.4	267.1
Accumulated other comprehensive income (loss)	(123.3)	16.8
Retained earnings	1,284.0	1,145.1

Total shareholders’ equity	1,420.1	1,429.0

Total liabilities and shareholders’ equity	$14,863.8	$14,982.9

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	Unaudited		Unaudited
Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	61.7%	65.7%	64.4%	67.9%
Individual Disability Insurance	59.0	49.6	58.2	49.3
Insurance Services segment (including interest credited)	61.5	64.5	63.9	66.5
% of total premiums:
Group Insurance (including interest credited)	71.1%	75.5%	74.1%	78.0%
Individual Disability Insurance	78.1	67.4	77.3	68.1
Insurance Services segment (including interest credited)	71.6	74.9	74.3	77.4

Reconciliation of non-GAAP financial measures:
Net income	$40.2	$66.6	$138.9	$167.0
After-tax net capital gains (losses)	(31.6)	(0.2)	(48.4)	0.8

Net income excluding after-tax net capital gains (losses)	$71.8	$66.8	$187.3	$166.2

Net capital gains (losses)	$(48.8)	$(0.4)	$(74.8)	$1.2
Taxes on net capital gains (losses)	(17.2)	(0.2)	(26.4)	0.4

After-tax net capital gains (losses)	$(31.6)	$(0.2)	$(48.4)	$0.8

Diluted earnings per common share:
Net income	$0.82	$1.29	$2.81	$3.14
After-tax net capital gains (losses)	(0.64)	—	(0.99)	0.01

Net income excluding after-tax net capital gains (losses)	$1.46	$1.29	$3.80	$3.13

Shareholders’ equity			$1,420.1	$1,396.7
Accumulated other comprehensive loss			(123.3)	(26.0)

Shareholders’ equity excluding accumulated other comprehensive loss			$1,543.4	$1,422.7

Net income return on average equity			13.0%	15.6%
Net income return on average equity (excluding accumulated other comprehensive loss)			12.5	15.4
Net income return on average equity (excluding after-tax net capital gains (losses) and accumulated other comprehensive loss)			16.9	15.3

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes	$109.0	$99.4	$271.7	$213.3
Net gain from operations after federal income taxes and before net realized capital gains (losses)	70.7	61.7	184.0	136.0

			September 30, 2008	December 31, 2007
			Unaudited
Capital and surplus			$1,170.6	$1,047.8
Asset valuation reserve			95.2	102.2